Exhibit 10.10

The following current officers have entered into the attached Form Stay Put Bonus Agreement (the “Agreement”) as of October 8, 2012. The amounts payable to each such officer under the Agreement if the Company “Closes a Transaction” (as defined in the Agreement) are set forth on the table below.

Name	Stay Bonus Multiplier or Amount		2012 Monthly Base Salary	Stay Bonus Amount
Andy Choy	5	x	$37,500	$187,500
Paul Roshetko	$25,000		N/A	$25,000
Tullio Marchionne	5	x	$16,667	$83,333
Noah Acres	2	x	$20,833	$41,667
Johannes Franken	4	x	$14,167	$56,667

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STAY PUT BONUS AGREEMENT

This STAY PUT BONUS AGREEMENT (this “Agreement”), dated October __, 2012, is made by and between Riviera Holdings Corporation (“RHC”) and Riviera Operating Corporation (“ROC” and together with RHC, the “Company”), and _____________ (“Executive”).

RECITALS

WHEREAS, Executive is presently employed by the Company; and

WHEREAS, Executive possesses skills and experience which the Company believes are of substantial value and importance to the success of the Company’s business operations; and

WHEREAS, the Company has retained an investment advisor to explore the possibility of selling the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to take steps to reasonably alleviate any uncertainty or concerns on the part of Executive so as to assure that the Company will continue to enjoy the services of Executive.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth in this Agreement, the continued employment of Employee by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions contained in this Agreement, the parties hereto agree as follows:

1.           In the event the Company "Closes a Transaction" (hereinafter defined) with an "Effective Date" (hereinafter defined) on or prior to December 31, 2013, Executive shall be entitled to receive a stay bonus (“Stay Bonus”) in an amount equal to [five (5)] [four (4)] [two (2)] months of Executive’s base salary then being paid, less all applicable taxes and withholding (the “Payment”), on the fifth (5th) day after the Effective Date or on the first business day thereafter if the fifth (5th) day after the Effective Date is not a business day (the "Due Date"). Notwithstanding the foregoing, if prior to the Due Date of the Payment, Executive either: (i) leaves his employment voluntarily, or (ii) been discharged from his employment for "Cause" (hereinafter defined), Executive shall not be entitled to receive the Payment or any portion thereof.

[For Paul Roshetko, the preceding paragraph reads as follows:

In the event the Company "Closes a Transaction" (hereinafter defined) with an "Effective Date" (hereinafter defined) on or prior to December 31, 2013, Executive shall be entitled to receive a stay bonus (“Stay Bonus”) in the amount of twenty-five thousand dollars ($25,000.00), less all applicable withholding to Executive on the fifth (5th) day after the Effective Date or on the first business day thereafter if the fifth (5th) day after the Effective Date is not a business day (the "Due Date"). Notwithstanding the foregoing, if prior to the Due Date of the Payment, Executive either: (i) leaves his employment voluntarily, or (ii) been discharged from his employment for "Cause" (hereinafter defined), Executive shall not be entitled to receive the Payment or any portion thereof.

2.           As used herein, the term “Effective Date” shall mean the date the Company "Closes a Transaction." "Closes a Transaction" shall mean any of the following that are consented to in writing by the Company, whether through one transaction or a series of transactions: any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which all or substantially all of the business, assets or equity interests of the Company are acquired by, or combined with, any person, group of persons, partnership, corporation or other entity (including, without limitation, existing creditors, employees, affiliates, and/or shareholders of the Company).

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3.           For the purposes of this Agreement only, “Cause” shall mean: (i) conviction or a plea of non contendere to a felony, (ii) consistent neglect or failure to perform Executive’s duties and responsibilities consistent with Executive’s executive positions; (iii) a material violation of Company's Code of Business Conduct and Ethics and Conflict of Interest Policy; or (iv) the gaming authorities of the State of Nevada or any other state in which the Company, ROC or RHC conducts gaming operations determining that Executive is unsuitable to act as an employee of a gaming company in his individual capacity.

4.           Executive understands and acknowledges that this Agreement is not a contract for employment and does not guarantee him continued employment and that, unless otherwise a party to an employment agreement with the Company, RHC or ROC, in which case the terms and provisions of such employment agreement shall dictate, he is and shall remain an “At Will” employee of the Company or Purchaser.

5.           The parties hereto acknowledge and agree that this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and guidance and regulations issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

6.           If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.           The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles. Further, venue for any dispute resolution process that occurs pertaining to this Agreement or the subject matter of this Agreement shall lie exclusively in the federal or state courts of Nevada, located in Las Vegas, Nevada, in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and any such action, suit or proceeding shall be brought only in such court.

8.           This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive without the prior written consent of Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives.

9.           This Agreement supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of the subject matter hereof, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Company and Executive. To the extent that this Agreement conflicts with any of Company’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement the day and year first above mentioned.

Riviera Holdings Corporation (“RHC”) and

Riviera Operating Corporation (“ROC” and

together with RHC, the “Company”)

By:

Executive

[Executive’s Name]

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